EXHIBIT 10.10

Executive Employment Agreement

            This Executive Employment Agreement (“Agreement”) is made effective as of the 7th day of May 2013 between Experience Art and Design, Inc., a Nevada corporation (the “Company”), and Kenneth R. Kepp (“Employee”).

WITNESSETH:

            WHEREAS, the Company markets and sells fine art (the “Business”);

            WHEREAS, Company desires to employ Employee as Chief Operating Officer and Chief Financial Officer of the Company and define the terms and nature of their relationship, and Employee desires to be employed by the Company upon the terms and conditions stated herein;

            WHEREAS, the Company wishes to protect its Confidential Information (as defined herein) and to restrict certain future solicitation and competition by Employee;

            WHEREAS, Employee's execution of this Agreement is a requirement of Employee's employment with the Company;

WHEREAS, for purposes of on-going compensation determinations by the Board of Directors of the Company as referenced in this Agreement, such determinations shall be made by the independent directors of the Board of Directors of the Company; and

            WHEREAS, the parties hereto agree that this Agreement shall supersede any other prior agreements regarding Employee’s provision of services to the Company.

NOW, THEREFORE, in consideration of the premises, in further consideration of Employee’s employment by Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Employee hereby agree as follows:

1.         Incorporation of Recitals.

            The above recitals are, and shall be construed to be, an integral part of this Agreement.  The parties hereto acknowledge and agree that this Agreement formalizes in writing certain understandings and procedures, which shall be in effect during the Term of Employee’s employment with the Company.

2.         Term of Agreement.

            The term of this Agreement shall be for a period of two years commencing on the date hereof and continuing through April 30, 2015 (“Term”).

3.         Scope of Employment.

            A.        The Company agrees that during the Term of this Agreement, the Company shall employ Employee as Chief Financial Officer to perform the services and such other duties which are of the type and nature normally assigned to such employees of a business of the size, stature, and nature of the Company, as the Board of Directors of the Company may from time to time assign.  The Employee will also be a member of the Board of Directors through the Term of this Agreement and while the Employee remains employed by the Company.

            B.         Employee hereby accepts such employment and agrees that during the Term of this Agreement that:

                        (i)         Employee will perform such duties in the foregoing capacity, and agrees that fiduciary duties normally applicable to officers, including, without limitation, those of loyalty and due care, shall be applicable to Employee;

                        (ii)        Employee will devote his working time and attention, as well as his best efforts and abilities to the performance of his duties hereunder and to the affairs of the Company.

                        (iii)       Employee will not enter into contracts or commitments on behalf of the Company without the prior written authorization of the Board of Directors, and Employee acknowledges and agrees that he shall not have any authority to do so without such prior consent; and

                        (iv)       Employee will comply with all lawful policies, which from time to time may be in effect at the Company or adopted by the Company and conveyed to Employee.

4.     Compensation.

            As compensation for the services to be performed by Employee hereunder, the Company agrees to pay to Employee, and Employee agrees to accept, the following:

A.        Salary.  During the first year of the Term, the Company will pay the Employee a monthly salary of Fourteen Thousand Two Hundred Fifty Dollars ($14,250) to be paid in approximately equal installments on the first and sixteenth day of each month as salary for that month, subject to applicable payroll taxes and deductions as required by law. During the second year of the Term, the monthly salary may be increased in the sole discretion of the Board of Directors of the Company.

B.         Performance Bonus.  The Company will pay the Employee an annual performance bonus pursuant to the terms of certain goals as established by approved by the Board of Directors.  The Employee’s Performance Bonus may equal a maximum of 100% of annual salary. However, in no case will Employee’s bonus be less than 75% of the bonus paid to the Company’s Chief Executive Officer.

C.         Equity Compensation. As of the date of this Agreement or such other date as the complete approval of the Board and any additional required approvals are obtained, the Company will grant to Employee 25,000 shares of restricted common stock of the Company pursuant to the terms of the Company’s 2013 Incentive Compensation Plan.

D.        Employee Benefits.    In addition to Employee’s compensation, the Company shall make available to such Employee, subject to change at any time by the Board of Directors, during the Term hereof:

(i)         Participation in any plans, to the extent such plans are available to all similarly situated employees (unless restricted due to Employee’s income level), which are from time to time offered to the Company’s employees with respect to group health, life, accident and disability insurance or payment plans, retirement plans, profit sharing or similar employee benefits, if any, and subject to the satisfaction of insurance underwriting requirements; provided, however, that the Company may elect to provide cash compensation to cover individually purchased benefits in lieu of establishing corporate plans. Notwithstanding the above, the Employee may at his option maintain his own health insurance and term life and disability insurance in which case the Company will reimburse the Employee an amount not to exceed $840.00 per month for health insurance and up to $300.00 per month for term life and disability insurance.

(ii)        Twenty Seven days of paid annual personal time, accrued based upon time employed (i.e. accrued at a rate of 2.25 days per month), plus paid holidays designated as such by the Company; Within 30 days of the end of each calendar year, the Employee may request to be paid cash equal to ½ the unused vacation time or rollover an equal amount of time not to exceed 50% of the employee’s total allotted time.

(iii)       Automobile allowance in the amount of $14,400 per calendar year payable monthly in the amount of $1,200 per month less any charges paid directly by the Company.

(iv)       The Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with Employee’s performance of services hereunder as soon as practicable in accordance with the Company’s reimbursement policy following submission to the Company by Employee of a written itemized account of such expenditures, together with receipts therefor, all in accordance with the Company’s policy and with applicable law, rules and regulations governing deductibility of such amounts under the Internal Revenue Code of 1986, as amended; and

(v)        Other fringe benefits regularly provided to the similarly situated employees of the Company.

5.         Termination.

            A.        Termination by the Company with Cause.  The Company may terminate Employee’s employment with “Cause” as hereafter defined in this section upon written notice. “Cause” shall mean Employee’s:  (i) conviction of, or indictment for, criminal negligence or criminal acts in the work place or conviction of a felony, (ii) violation of the Company’s material policies or procedures that have been made known to Employee, or violation by Employee on Company premises of any law or material regulation, (iii) material breach or violation of this Agreement, (iv) commission of any act of theft, fraud, dishonesty,  (v) appropriation of a business opportunity or transaction in contravention of Employee’s duties to the Company, (vi) any improper action by Employee which has a detrimental effect on the Company’s reputation or business, (vii) failure to perform the duties assigned or requested by the Board of Directors, or (viii) gross negligence, or willful misconduct by Employee in the performance of Employee’s duties. In the event that Employee is terminated with “Cause,” Employee shall only be entitled to the payment of Employee’s then-current accrued, unpaid Compensation and accrued unused vacation, each prorated through the date of termination. In the case of an event of Cause under clauses (ii), (iii), (vi) or (vii), with the exception of any such events of Cause arising from breach of any of the provisions of Sections (i), (iv), (v) or (viii) hereof, Employee shall be provided the opportunity to cure such event within a reasonable time following written notice thereof and not to exceed thirty (30) days following such notice (the “Cure Period”), and if the Employee desires to effect a cure to same then Employee shall provide the Company with written notice within five business days following receipt of notice of Cause of such desire, and in the absence of such cure by Employee within the Cure Period Employee shall be deemed terminated upon the expiration of the Cure Period unless otherwise mutually agreed in writing. However, notwithstanding the foregoing, Employee shall not be provided the opportunity pursuant to the foregoing sentence to cure Employee’s repeated or persistent actions, failures or omissions occurring within a three-month period which constitute Cause (in the absence of cure) hereunder and which would otherwise be curable but for such reoccurrence.

            B.         Termination by Employee for Good Reason.  Employee may terminate his employment hereunder for Good Reason. “Good Reason” shall mean (i) a material diminution of Employee’s employment duties without Employee’s consent, which consent shall not be unreasonably withheld; (ii) a material and persistent breach by the Company of Section 4 hereof; or a Change in Control.  Employee shall provide the Company fifteen (15) days prior written notice of his intention to resign for Good Reason, which states his intention, to resign and sets forth the reasons therefor, and any resignation without delivery of such notice shall be considered to be a resignation for other than Good Reason. In the event that Employee terminates his employment pursuant to this section, Employee shall be entitled to (i) payment of Employee’s then-current accrued, unpaid Compensation and accrued, unused vacation, each prorated through the date of termination, and (ii) an amount in respect of individual severance pay equivalent to 12 months of the then current full year compensation if termination occurs during the first twelve months of this Agreement and 6 months if termination occurs during the second 12 months of this Agreement.  During the fifteen (15) day period following the delivery of such notice, Employee shall reasonably cooperate with the Company in locating and training Employee’s successor and arranging for an orderly transference of his responsibilities.

                             For purposes of this section, "Change in Control" shall mean the occurrence of the first step, including, but not limited to, commencement of negotiations, in a process that results in any one of the following events: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the  "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of 40% or more of the (A) then outstanding voting stock of the Company; or (B) the combined voting power of the then outstanding securities of the Company entitled to vote; (2) an ownership change in which the shareholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such transaction, or in which the Company is not the surviving company; (3) the direct or indirect sale or exchange by the beneficial owners (directly or indirectly) of the Company of all or substantially all of the stock of the Company; (4) a reorganization, merger, or consolidation in which the Company is a party; (5) the sale, exchange, or transfer of all or substantially all of the assets of the Company; (6) the bankruptcy, liquidation or dissolution of the Company; or (7) any transaction including the Company in which the Company acquires an ownership interest of any percentage in, enters into a joint venture, partnership, alliance or similar arrangement with, or becomes owned in any percentage by, any other entity that is engaged in a business similar to the business engaged in by the Company and that has operations in North America immediately before such transaction or within one year thereafter.

            C.         Termination Due to Employee’s Death or Disability.  In the event that this Agreement and Employee’s employment is terminated due to Employee’s death or disability, Employee (or Employee’s legal representatives) shall be paid Employee’s then-current unpaid compensation and accrued, unused vacation, each prorated through the date of termination, plus an amount equal to one half (1/2) of Employee’s average annual compensation including bonuses paid under this Agreement. Any unvested stock or other incentives will vest immediately. For purposes of this Agreement, the term “disability” shall mean the mental or physical inability to perform satisfactorily the essential functions of Employee’s full-time duties, with or without a reasonable accommodation, as determined by a physician mutually agreed by the Company and Employee, such agreement not to be unreasonably withheld; provided, however, that any disability which continues (subject to any requirements of applicable law) for one hundred eighty (180) days (whether or not consecutive) in any twenty-four (24) month period shall be deemed a total and permanent disability.

6.         Representations, Warranties and Certain Covenants of Employee.

Employee hereby represents, warrants and covenants to the Company that:

            A.        Employee is not subject to any agreement, including any confidentiality, non-solicitation, non competition, or invention assignment, agreement or other restrictive covenant, whether oral or written, which would in any way restrict or prohibit Employee’s ability to execute this Agreement, perform Employee’s obligations under this Agreement or otherwise comply with the terms of this Agreement;

            B.         Employee has respected and at all times in the future will continue to respect the rights of Employee’s previous employer(s) in trade secret and confidential information in accordance with applicable agreements, if any, and applicable law;

            C.         Employee has left with Employee’s previous employers all proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to Employee’s previous employer(s), has not taken copies of any such materials and will not remove or cause to be removed any such material or copies of any such material from such previous employer(s) in violation of Employee’s agreements, if any, with previous employers;

            D.        Employee has not done, and hereafter will not do anything, by contract or otherwise, which would impair the rights of the Company in and to any Company Developments (as defined below), the Company Materials (as defined below), or the ability of Employee to perform Employee's obligations under this Agreement;

E.         Employee shall not, during the term of his employment with the Company, do anything or authorize any other person or entity to do anything contrary to the material rights and interests of the Company in contravention of Employee’s obligations under this Agreement;

7.         Confidential Information

A.  Confidential Information.

Employee acknowledges and agrees that:

(i)         During the course of Employee's employment with the Company, Employee will learn about, will help to develop and will develop, and will be entrusted in strict confidence with (1) confidential and proprietary information and trade secrets that are or will be owned by the Company and are not available to the general public or the Company’s competitors concerning the Company, including its sales, operations, financial condition, financial projections, profit margins, personnel matters (including the identity of the Company’s top-performing personnel, hiring criteria, and training techniques), intermediate and long-term business goals and strategic plans, promotional strategies and techniques, pricing and cost structure of services, customer identities, customer relationship histories, customer records, customer service matters, customer preferences, needs and idiosyncrasies, formal customers and prospects, identity of vendors and suppliers, special vendor and supplier pricing and delivery terms, computer programs and codes, research and development, specifications, algorithms, processes, formulas methods, technical data, know-how, complications, designs, drawings, photographs, other machine-readable records, business activity and other confidential aspects of the Company and its business and operations; (2) information which the Company will be required to keep confidential in accordance with confidentiality obligations to third parties; and (3) other matters and materials belonging to or relating to the internal affairs of the Company, including information recorded on any medium which gives it an opportunity to obtain an advantage over its competitors which do not know or use the same or by which the Company derives actual or potential value from such matter or material not generally being known to other persons or entities which might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the "Confidential Information");

(ii)        It is imperative that the Employee treat whatever information the Company wants to protect from disclosure as genuinely “Confidential,” i.e. restricting access by pass code, stamping hard copies “Confidential,” and restricting access thereto except by personnel, and the like;

(iii)       The Company has developed or purchased and will develop or purchase the Confidential Information at substantial expense in a market in which the Company faces intense competitive pressure, and the Company has kept and will keep secret the Confidential Information; and

(iv)       The Company has a legitimate interest in protecting the goodwill, customer information, customer relationships, and use of Employee’s skills by means of enforcement of the restrictive covenants set forth in this Agreement.

B.  Confidentiality Covenants.

In consideration of Employee’s employment and compensation and other consideration described herein, Employee acknowledges and agrees that:

            (i)         To the extent that Employee developed or had access to Confidential Information before entering into this Agreement, Employee represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity, and he has not disclosed, directly or indirectly, to any other person or entity, other than the Company, any of the Confidential Information.  Unless and until the Confidential Information becomes publicly known through legitimate means not involving an act or omission by Employee or the Company’s other employees or independent contractors:

(A)       The Confidential Information is, and at all times hereafter shall remain, the sole property of the Company;

(B)       Employee shall use his best efforts and diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation, or other entity;

(C)       Unless the Company gives Employee prior express written permission, during his employment and thereafter, Employee shall not use for his own benefit, or divulge to or use for the benefit of any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Employee may obtain, learn about, develop, or be entrusted with as a result of Employee's employment by the Company; and

(D)       Except in the ordinary course of the Company's Business, Employee shall not seek or accept any Confidential Information from any former, present, or future contractor or employee of the Company.

(ii)        Employee also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Employee has committed to memory, is supplied or made available by the Company to Employee solely to assist him in performing his duties under this Agreement.  Employee further agrees that upon termination of his employment with the Company for any reason:

(A)       Employee shall not remove from Company property, and shall immediately return to the Company, all documentary or tangible Confidential Information in his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(B)       Employee shall immediately return to the Company any and all other Company property belonging to or within the custody or possession of the Company or as to which the Company has the right of possession, in his possession, custody or control, including, without limitation, all internal manuals, customer or client work papers, data, software, and other written materials (and all copies thereof) prepared for internal use by the Company or used in connection with the Business or operations of the Company, any and all keys, security cards, passes, credit cards, and marketing literature.

8.         Return of Material.

Upon termination of employment with Company, and regardless of the reason for such termination, or upon the Company’s request, Employee will leave with, or promptly return to Company and its customers all documents, records, notebooks, magnetic tapes, disks, computers, network hardware, and other materials, including all copies in his possession or control which contain Confidential Information of Company and its customers and prospects or any other information concerning Company and its customers, prospects, products, services or customers, whether prepared by the Employee or others, including, without limitation, Company Materials and Developments.

9.  Covenants Not To Compete and Anti-Piracy.

            Employee acknowledges that the services rendered by Employee on behalf of the Company are of a special and unique character, that Employee has been provided a substantial equity stake in the Company, and that during the performance of such services, Employee will acquire, because of the special relationship among the Company, Employee and the Company’s customers and clients, valuable information, trade secrets, customer lists, proprietary information, financial information and unique skills. Accordingly, Employee covenants, in consideration of Employee’s employment and compensation and other consideration described above, that while Employee is employed by the Company and for a period of six (6) months after the termination of Employee’s employment with the Company for any reason, for which he will receive compensation equal to three (3) months annual salary.  Employee shall not without the prior written consent of the Company, directly or indirectly, either on Employee’s own behalf or on behalf of any other person work as an independent contractor for or be employed by another company, person, firm, corporation, proprietorship, partnership or other entity in competition with the Company which is engaged primarily in the Business.  Employee acknowledges that in the event that Employee’s employment with the Company terminates, Employee will be able to earn a livelihood without violating the foregoing covenants.

10.  Non-Solicitation of Customers.

            In consideration of his employment and compensation and other consideration described herein, Employee agrees that for a period of one hundred twenty (120) days immediately following the termination of Employee’s employment with the Company, Employee will not, either for himself or on behalf of any other person or entity, directly or indirectly, solicit, attempt or offer to provide services or provide services, competitive with those services rendered or products sold by or on behalf of the Company during the term of this Agreement, to any past or present client of the Company for whom the Company has performed services or to whom the Company has sold products during the six (6) month period prior to the termination of Employee’s employment.

11.       Non-Solicitation of Employees.

            In consideration of his employment and compensation and other consideration described herein, Employee agrees that Employee will not during both the term of this Agreement and the six (6) months following the termination of Employee's employment, without the written consent of the Company, for any reason, directly or indirectly, or by action in concert with others, induce or influence, or seek to induce or influence, any person who is engaged by the Company as an employee, agent, independent contractor or otherwise, to terminate his or her employment or engagement, nor shall Employee prior to the expiration of such period, directly or indirectly, solicit for employment or engagement, employ or engage, attempt to employ or engage, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Company.

12.        Binding Effect and Benefit.

The provisions hereof shall be binding upon, and shall inure to the benefit of, Employee, his heirs, executors, and administrators as well as to Company, its successors, and assigns; however, Employee’s services under this personal services contract are not assignable by Employee.

13.         Waivers.

No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver thereof by any party of any right or remedy shall preclude the exercise or further exercise thereof or the exercise of any other right or remedy.

14.       Severability; Interpretation.

Whenever possible, each of the provisions of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law.  If any provisions of this Agreement (including but not limited to Sections 8, 10 through 12) or the application of any provision of this Agreement to any party or circumstance shall be prohibited by, or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances.  Headings used in this Agreement are for convenience of reference only.

15.         Entire Agreement.

Any and all prior discussions, understandings, and agreements, whether written or oral, express or implied, including, without limitation, any offer letter, held or made between Employee and the Company are superseded by and merged into this Agreement, which alone fully and completely expresses the agreement of the parties with regard to the matters addressed herein, and this Agreement is entered into with no party relying on any statement or representation made by any other party which is not contained in this Agreement.

16.       Amendments.

This Agreement may be modified, amended or supplemented only by execution of a written instrument signed by both Employee and the Company.

17.       Survival.

The provisions of Sections 8, 10 through 12 and 13 through 21 shall survive any termination of Employee’s employment hereunder and any termination or expiration of this Agreement.

18.       Notice.

            Any notices or communications hereunder will be deemed sufficient if made in writing and hand-delivered, or if sent by facsimile with confirmation of transmission retained, or if mailed, postage prepaid, registered or certified mail, return receipt requested, or if sent by nationally recognized overnight courier, to the following addresses:

If to the Company:                                                      If to Employee:

Experience Art and Design, Inc.                                  Kenneth R. Kepp

27929 SW 95th Avenue, Suite 1101                             1927 NW Yorkshire Lane

Wilsonville, OR   97070                                               Portland, OR 97229

or to such other address as either party may designate for such party by written notice to the other given from time to time in the manner herein provided.

19.       Presumptions.

            In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn because the attorneys for one of the parties drafted the Agreement.

20.       Counterparts.

            This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument.

21.       Arbitration/Waiver of Claims.

The Parties hereby waive any claim they may have against either party regarding any affairs between the Parties prior to this Agreement.  The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association to be held in Portland, OR before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration.  The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator.  The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date.  This paragraph shall survive the termination of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date set forth above.

EXPERIENCE ART AND DESIGN, INC.                                 EMPLOYEE:

By:       /s/ Gordon Root                                                                        /s/ Kenneth Kepp

            Gordon Root                                                                    Kenneth R. Kepp

            President

                                                 Page 11

EXHIBIT A

SERVICES

            Employee’s duties for and on behalf of the Company shall include the following:

a)      Planning and Reporting. Develop and execute financial operational plans. Provide management with analysis and information needed to make informed business decisions. Lead all financial planning (cash forecasts and operating budget) processes, ad hoc analyses, regulatory compliance and operations.

b)      Audit and Taxes. Work with auditor on annual audit, tax filings and tax forecasts

c)      Treasury. Manage banking and lender relationships, and administer all S/T and L/T obligations. Manage all risk management policies (CGL, D&O, E&O, EPL, Fiduciary Liability and Workers Compensation), and work with broker to renew all policies.

d)      Legal and Contract Administration. Review, negotiate and administer all client and vendor contracts (including leases). Coordinate legal activity with external counsel as required.

e)      Human Resources. Work with Human Resources Manager on benefits administration, hiring plan, compensation, performance reviews. Review and negotiate annual benefits renewal package. Manage company's profit sharing / 401(k) plan; participate on 401k Committee.

f)       Management. Mentor and support direct reports. Execute projects and other responsibilities as required.

g)      Such other duties as may be reasonably requested from time to time with respect to the Business.